Exhibit 10.1

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT, dated as of March 30, 2012, made by HOS Port, LLC, a Delaware limited liability company (the “Additional Obligor”), in favor of Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the financial institutions (the “Lenders”) that are or may become parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, each a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrowers”), the Administrative Agent and the Lenders have entered into an amended and restated credit agreement, dated as of November 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrowers and certain of their Affiliates (other than the Additional Obligor) have entered into the Amended and Restated Guaranty and Collateral Agreement, dated as of November 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Guaranty and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Guaranteed Creditors;

WHEREAS, the Credit Agreement requires the Additional Obligor to become a party to the Guaranty and Collateral Agreement; and

WHEREAS, the Additional Obligor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guaranty and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guaranty and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Obligor, as provided in Section 9.13 of the Guaranty and Collateral Agreement, hereby becomes a party to the Guaranty and Collateral Agreement as an Obligor thereunder with the same force and effect as if originally named therein as an Obligor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of an Obligor thereunder and if such Additional Obligor is a Borrower, expressly grants to the Administrative Agent for the benefit of the Guaranteed Creditors, a security interest in all Collateral owned by such Additional Obligor to secure all of such Additional Obligor’s obligations and liabilities thereunder. The information set forth herein is hereby added to the information set forth in Schedules 1 through 4 to the Guaranty and Collateral Agreement. The Additional Obligor hereby represents and warrants that each of the representations and warranties contained in Article IV of the Guaranty and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

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IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

HOS PORT, LLC

By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer